EXECUTION COPY

                                    AMENDMENT dated as of January 12, 2000, to
                           the Rights Agreement dated as of September 1, 1995 (the "Rights Agreement"), between U.S. TRUST CORPORATION, a New York corporation (formerly New USTC Holdings Corporation) (the "Company"), and FIRST CHICAGO TRUST COMPANY OF NEW YORK, as Rights Agent (the "Rights Agent").

          Pursuant to the terms of the Rights Agreement and in accordance with
Section 27 thereof, the following actions are hereby taken prior to executing the Merger Agreement and the Stock Option Agreement referred to below:

          Section 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

          (a) The following definitions shall be added to Section 1 of the Rights Agreement:

          "'Merger Agreement' shall mean the Agreement and Plan of Merger dated as of January 12, 2000 among Schwab, Merger Sub and the Company."

          "'Stock Option Agreement' shall mean the Stock Option Agreement dated as of January 12, 2000 between the Company and Schwab."

          (b) Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Rights Agreement to the contrary,
     (i) none of The Charles Schwab Corporation, a Delaware corporation ("Schwab"), Patriot Merger Corporation, a New York corporation ("Merger Sub"), or any Affiliate or Associate of either (or any Person of which Schwab or Merger Sub is an Associate) shall be deemed to be an Acquiring Person or a Person, either individually or collectively, (ii) no Distribution Date, Triggering Event or Affiliate Merger shall occur,
     (iii) no Rights shall separate from Common Shares or otherwise become exercisable and (iv) no adjustment shall be made pursuant Section 11 or 13, in each case solely by virtue of (A) the announcement of the Merger (as such term is defined in the Merger Agreement), (B) the acquisition of Common Stock of the Company pursuant to the Merger or the Stock Option Agreement, (C) the execution of the Merger Agreement or the Stock Option Agreement or (D) the consummation of the Merger or of

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     the other transactions contemplated in the Merger Agreement or the
     Stock Option Agreement."

          Section 2. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

          Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of New York applicable to contracts to be made and performed entirely within such State.

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          IN WITNESS WHEREOF, the Company and the Rights Agent have caused this
Amendment to be duly executed as of the day and year first above written.


                                        U.S. TRUST CORPORATION,

                                           by:/s/ H. Marshall Schwarz
                                           -------------------------------
                                              Name:  H. Marshall Schwarz
                                              Title: Chairman and Chief
                                                     Executive Officer


                                        FIRST CHICAGO TRUST COMPANY
                                        OF NEW YORK, as Rights Agent

                                        by:/s/ Gerard O'Leary
                                           -------------------------------
                                           Name:  Gerard O'Leary
                                           Title: Managing Director